Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Superior Energy Services, Inc.:

We consent (i) to the use of our report dated February 28, 2012, except as to notes 1, 3, 4, 11, and 16, which are as of June 15, 2012, with respect to the consolidated financial statements, which report appears in the Form 8-K of Superior Energy Services, Inc. dated June 15, 2012, incorporated by reference herein, (ii) to the use of our reports with respect to the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2011 annual report on Form 10-K of Superior Energy Services, Inc., incorporated by reference herein, and (iii) to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New Orleans, Louisiana

July 3, 2012